EXHIBIT 99.2

April 7, 2010

VIA HAND DELIVERY AND FEDEX

Patient Safety Technologies, Inc.
c/o Corporation Services Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

Patient Safety Technologies, Inc.
Attn: Corporate Secretary
Caufield Place, Suite 102
Newtown, PA 18940

Re:	Demand to Inspect Stocklist Pursuant to Section 220 of the Delaware General Corporation Law

Dear Sir/Madam:

Brian Stewart (the “Record Holder”) is the record owner of shares of common stock of Patient Safety Technologies, Inc.  (the “Company”).

Pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”), as the record owner of shares of common stock, the Record Holder hereby demands that he and his attorneys, representatives and agents be given, during usual business hours, the opportunity to inspect the following stocklist materials of the Company and to make copies or extracts therefrom.

(a)           A complete record or list of the stockholders of the Company, certified by the Company’s transfer agent(s) and/or registrar(s), setting forth the name, telephone number and address of, and the number, series and class of shares of stock of the Company registered in the name of, each stockholder as of the date hereof, and as of any record date established or to be established for the special meeting of stockholders of the Company to be held for the purpose of voting on the proposals set forth in Exhibit A hereto, including any adjournments, postponements, reschedulings or continuations thereof or special meeting that may be called in lieu thereof (the “Special Meeting”) or any other meeting of stockholders held in lieu thereof (the date hereof and any such record date, each referred to separately as a “Determination Date”);

(b)           Relating to the list of stockholders and all other information referred to in paragraph (a), electronic media containing such information, the computer processing data necessary for the Record Holder to make use of such information on electronic media and a hard copy printout of such information in order of descending balance of number of shares of stock for verification purposes;

Patient Safety Technologies, Inc.

(c)           All daily transfer sheets showing changes in the names, telephone numbers and addresses of the Company’s stockholders or in the number, series or class of shares of stock of the Company held by the Company’s stockholders that have occurred after the initial Determination Date and before (i) any subsequent Determination Date and (ii) the conclusion of the Special Meeting, in each case, that are in or come into the possession of the Company or its transfer agent(s), or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees after the date of the stockholder list referred to in paragraph (a) and before the conclusion of the Special Meeting;

(d)           All information in or that comes into the Company’s or its transfer agent(s)’ or registrar(s)’ possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees or from other nominees of any central certificate depository system relating to the names and addresses and telephone numbers of and number, series and class of shares of stock of the Company as of each Determination Date held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including (i) respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) all “Weekly Security Position Listing Daily Closing Balances” reports issued by The Depository Trust Company with respect to the Company’s stock;

(e)           All information in or that comes into the Company’s possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees or from nominees of any central certificate depository system relating to the names and addresses and telephone numbers of and shares of stock of the Company held by the non-objecting beneficial owners of the stock of the Company as of each Determination Date, including such information which is obtainable pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Exchange Act, or electronic media, along with such computer processing data as is necessary for the Record Holder to make use of such information on electronic media, and a hard copy printout of such information in order of descending balance for verification purposes; and

(f)           All lists on electronic media and the relevant processing data and printouts (as described in paragraph (b) above) containing the name and address of and number, series and class of stock of the Company attributable to any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the Record Holder or its agents may communicate with each such participant, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.

The Record Holder demands that all modifications, additions or deletions to any and all information referred to above be immediately furnished to the Record Holder as such modifications, additions or deletions become available to the Company or its agents or representatives.

Patient Safety Technologies, Inc.

Upon presentment of appropriate documentation, the Record Holder will bear the reasonable costs incurred by the Company, including those of its transfer agent(s) or registrar(s), in connection with the production of the information demanded.

The purpose of this demand is to enable the Record Holder to communicate with the Company’s other stockholders on matters relating to their interests as stockholders and to vote on the proposals set forth in Exhibit A hereto and other corporate business that may be presented at the Special Meeting.

The Record Holder hereby designates and authorizes Ben D. Orlanski, Esquire and David M. Grinberg, Esquire of Manatt, Phelps & Phillips, LLP, 11355 Olympic Blvd., Los Angeles, California 90064, (310) 312-4000, and any other persons designated by Mr. Orlanski or Mr. Grinberg, acting singly or in any combination, to conduct the inspection and copying herein requested.  It is requested that (i) with respect to the information regarding the record and beneficial owners of the capital stock of the Company as of the date hereof, the materials identified above be made available to the designated parties no later than the close of business on the fifth business day after the date of this letter, and (ii) with respect to all other information, all materials identified above relating to such information be made available to the designated parties as soon as any such materials become available to the Company.  Pursuant to Section 220 of the DGCL, you are required to respond to this demand within five (5) business days of the date hereof.  Accordingly, please advise the Record Holder’s counsel, Mr. Orlanski and/or Mr. Grinberg, as promptly as possible within the requisite time frame, when and where the items requested above will be made available to the Record Holder.  If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the Record Holder immediately in writing, with a copy to Mr. Orlanski and/or Mr. Grinberg, setting forth the  facts that the Company contends support its position and specifying any additional information believed to be required.  In the absence of such prompt notice, the Record Holder will assume that the Company agrees that this request complies in all respects with the applicable requirements of the DGCL.  The Record Holder reserves the right to withdraw or modify this request at any time.

Sincerely,

/s/ Brian Stewart
Brian Stewart

cc:	Ben D. Orlanski, Esquire
David M. Grinberg, Esquire

Patient Safety Technologies, Inc.

EXHIBIT A

PROPOSALS TO BE VOTED ON AT SPECIAL MEETING OF STOCKHOLDERS

1.	Removal, without cause, of the following directors of the Company:

o	Howard Chase

o	Steven Kane

o	Loren McFarland

o	Eugene Bauer

2.
Removal, without cause, of (i) any director of the Company appointed to fill a vacancy created by the resignation of any of the foregoing directors named in Proposal 1 above and (ii) any director of the Company appointed to fill a vacancy caused by an increase in the size of the Board of Directors of the Company that is effected between the date hereof and the conclusion of the Special Meeting.

3.	Repeal of any amendment to the bylaws of the Company adopted by the Board ofDirectors between the date hereof and the conclusion of the Special Meeting.

State of California	)
) ss:
County of Los Angeles	)

Brian Stewart (the “Record Holder”), being sworn, states that:

1.
He executed the foregoing letter, and the information and facts stated therein (including the information regarding the Record Holder’s ownership and the purpose of this demand for inspection) is true and correct,

2.
Such demand for inspection is reasonably related to the Record Holder’s interest as a stockholder and is not desired for a purpose which is in the interest of a business or object other than the business of the Company, and

3.
The foregoing letter contains a designation of Ben D. Orlanski, Esquire and David M. Grinberg, Esquire, and any other persons designated by the foregoing, or by the Record Holder, acting singly or in any combination, as the undersigned’s attorney or agent to conduct the inspection demanded by the Record Holder, and that the letter and this verification are the undersigned’s power of attorney authorizing the foregoing persons to act on behalf of the undersigned.

/s/ Brian Stewart
Brian Stewart

Subscribed and sworn to before me
this 9th day of April, 2010.

/s/ Gisella Soto
Notary Public

My commission expires:  December 16, 2010